Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121 858-373-1600	www.infosonics.com

For Immediate Release

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS EXPANDS ITS LINE OF HANDSETS BY

ADDING ALCATEL AND TCL MOBILE PHONES

The new distribution agreement will cover the Caribbean Region

SAN DIEGO, CA, March 13 , 2006- InfoSonics Corporation (AMEX: IFO), one of the fastest growing distributors of wireless handsets in the United States and Latin America, today announced that it has entered a distribution agreement with T&A Mobile Phones S.A. de C.V. for the Caribbean region. InfoSonics will sell phones under the Alcatel and TCL brands in the region.

“The addition of the Alcatel and TCL handsets to our existing product line-up enables InfoSonics to offer a broader selection to our carrier customers,” stated Joseph Ram, President and Chief Executive Officer of InfoSonics. “We believe the Alcatel and TCL products will enable us to form new carrier relationships and expand the countries we service in the Caribbean region. Alcatel and TCL offer a wide variety of products, including entry level and value handsets for mobile customers, a product segment that until now, had been under-represented in our product line-up.”

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in the United States and Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services and end user support. For more information please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers when and in the quantity requested, our ability to maintain commercially feasible margins given significant competition, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2004 and our Forms 10-Q for the quarter ended September 30, 2005 and prior periods.